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                     August 24, 2023

       Sanjay Patel
       Chief Executive Officer
       Apollo Strategic Growth Capital II
       9 West 57th Street, 42nd Floor
       New York, NY 10019

                                                        Re: Apollo Strategic
Growth Capital II
                                                            Form 10-K/A for the
Fiscal Year Ending December 31, 2022
                                                            Filed April 5, 2023
                                                            File No. 001-40018

       Dear Sanjay Patel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction